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                                                                  EXHIBIT 23.2


                      [PANNELL KERR FORSTER LETTERHEAD]


December 17, 1999

Mr. Ralph Amato
Alternative Entertainment, Inc.
7825 Fay Avenue, Suite 200
La Jolla, CA 92037

Dear Ralph:

This letter serves as written notice of our resignation as independent auditors of BoysToys.com, Inc. (formerly Alternative Entertainment, Inc.) and its subsidiaries (the "Company"), with effect from the date of this letter. Our resignation is due to the fact that the industry in which the Company operates does not meet our long-term client profile objective. We appreciate having had the opportunity to serve your business over the last two years, and wish you every success in the future.

We will continue to be available to consult on the filing of the Company's Form 10-SB and to assist you in responding to comments raised thereon by the Securities and Exchange Commission.

Our resignation is required to be reported to the Securities and Exchange Commission ("SEC") within 5 days of the date of this letter on Form 8-K. Please provide us with a draft copy of the Form 8-K for our review in order for us to provide the required letter to accompany the Form 8-K. In addition, as the AICPA's SEC Practice Section membership requires, we must provide you with a letter of resignation within 5 days of the date of this letter, with a copy provided to the SEC.

Sincerely,

PANNELL KERR FORSTER,
A Professional Corporation

/s/ ROBERT SPORL
-----------------
Robert Sporl, CPA
Director

cc: William M. Aul